                                                                   EXHIBIT 10.10


                         AGREEMENT OF PURCHASE AND SALE

                             (Carrot Creek/Tomahawk/
                          Manyberries/Elmsworth Areas)





                                     BETWEEN



                             EQUATORIAL ENERGY INC.
                                   ("Vendor")

                                     - AND -


                               GEOCAN ENERGY INC.
                                  ("Purchaser")














--------------------------------------------------------------------------------
                     DATED AS OF THE 1ST DAY OF MARCH, 2001

                         AGREEMENT OF PURCHASE AND SALE

                             (CARROT CREEK/TOMAHAWK/
                          MANYBERRIES/ELMSWORTH AREAS)

THIS AGREEMENT made as of the 1st day of March, 2001.

BETWEEN:

                  EQUATORIAL ENERGY INC., a body corporate, having an office and carrying on business in the City of Calgary, in the Province of Alberta, ("VENDOR")

                                     - and -

                  GEOCAN ENERGY INC., a body corporate, having an office and carrying on business in the City of Calgary, in the Province of Alberta, ("PURCHASER")


         WHEREAS Vendor has agreed to sell and Purchaser has agreed to purchase the Assets subject to and in accordance with the terms and conditions hereof;


         NOW THEREFORE in consideration of the premises and mutual covenants and warranties in this Agreement, the Parties covenant and agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS

       In this Agreement, including the recitals and schedules to this
Agreement:

         "ASSETS" means the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests;

         "BUSINESS DAY" means any day of the week except Saturday, Sunday or any statutory holiday in Alberta;

         "CERTIFICATE" means a written certification of a matter or matters of fact which:



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

         (a) if required from a corporation, shall be made by an officer of the corporation, on behalf of the corporation and not in any personal capacity; and

         (b) if required from a partnership, shall be made by the general partner or, in the case of a corporate general partner, by an officer of the corporation, on behalf of the corporation and not in any personal capacity;

         "CLOSING" means the closing of the purchase and sale herein provided for;

         "CLOSING DATE" means 10:00 a.m. on April 30th, 2001, or such other time and date as may be agreed to in writing by the Parties, provided that Vendor and Purchaser shall be deemed to have agreed in writing to extend the Closing Date, as required, in order to comply with Preferential Rights;

         "DOLLAR" or "$" means a Canadian dollar;

         "EFFECTIVE DATE" means 8:00 a.m. on March 1, 2001;

         "PRODUCTION PURCHASE CONTRACTS" means the agreements set out in Schedule "C";

         "GST" means the goods and services tax as provided for in the Excise Tax Act, R.S.C. 1985, c. E-15, as amended, or any successor or parallel provincial or federal legislation that imposes a tax on the recipient of goods or services supplied under this Agreement;

         "INTERIM PERIOD" means that period from and including the Effective Date, to and excluding the Closing Date; "LANDS" means the lands set out in Schedule "A";

         "LEASED SUBSTANCES" means all Petroleum Substances or rights to Petroleum Substances which are granted, reserved or otherwise conferred by or under the Title Documents;

         "LOSSES" means, in respect of any matter, all claims, actions, demands, proceedings, losses, damages, liabilities, deficiencies, costs, penalties, fines and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

         "MATERIAL TITLE DEFECT" means an actual or potential defect, deficiency, discrepancy or adverse claim in or affecting the title of the Vendor or its interests in and to any of the Assets which:

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

         (a) is made apparent from the inability of the Purchaser, following a reasonable title review process, to confirm the title of the Vendor or the extent to which interests of the Vendor may be subject to encumbrances, with respect to any of the Assets, as the title and interests are disclosed herein or in Schedule "A"; and

         (b) is or would be sufficiently material and adverse to the enforcement or defence of title and interests or confirmation of encumbrances that it would not be acceptable to a knowledgeable, prudent purchaser buying similar oil and gas properties, acting reasonably, and

         (c) with respect to Rights of First Refusal, any Rights of First Refusal that are not disclosed in Schedule "A" to the Purchaser with respect to any of the Assets.

         For the purposes of this definition, lack of evidence held by Vendor of payment of delay rentals or royalties under leases shall not be deemed to be a "Material Title Defect".

         "MISCELLANEOUS INTERESTS" means, subject to the exclusions and limitations provided in this definition, the interest of Vendor in all property, assets and rights (other than the Petroleum and Natural Gas Rights and Tangibles) pertaining or ancillary to either the Petroleum and Natural Gas Rights or Tangibles to which Vendor is entitled including, but not limited to, the following:

         (a) contracts and agreements relating to the Petroleum and Natural Gas Rights, or Tangibles including, without limitation, Production Purchase Contracts, operating agreements, processing agreements, transportation agreements;

         (b)      Surface Rights;

         (c) Leased Substances produced from the Lands except those that are beyond the wellhead at the Effective Date or sales proceeds in respect of such Leased Substances if title has passed to the purchaser thereof;

         (d)      the Wells, including the wellbores and casing; and

         (e) all records, books, files, data, documents, licenses, permits or authorizations relating directly to the Petroleum and Natural Gas Rights or Tangibles.

      Notwithstanding the foregoing, unless otherwise agreed in writing by the Parties, the Miscellaneous Interests shall not include agreements, documents or data to the extent that: (i) they comprise the Vendor's tax or financial records; (ii) they comprise the Vendor's economic evaluations; (iii) they comprise the Vendor's geophysical data or geological data; (iv) they pertain to the Vendor's proprietary technology or interpretations; (v) they are





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

         owned or licensed by third parties with restrictions on their disclosure by Vendor or they are otherwise confidential or privileged; or (vi) they are referred to specifically as exclusions in Schedule "A";

         "OPERATOR" means Vendor in its capacity as operator of any of the Assets as designated under agreements governing the ownership and operation of the Assets;

         "PARTY" means a legal entity which is bound by this Agreement;

         "PERMITTED ENCUMBRANCES" means:

         (a) any preferential rights of purchase, encumbrances, overriding royalties, liens, adverse claims, reductions in interest and other burdens set out in Schedule "A";

         (b) agreements for the sale of Leased Substances, that are terminable on 30 days notice or less (without penalty);

         (c) easements, rights of way, road use agreements, crossing agreements, servitudes and other similar rights in land including, without limitation, rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires or cables;

         (d) the right reserved to or vested in any governmental or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision to terminate any such lease, licence, franchise, grant or permit, or to require annual or other periodic payments as a condition of the continuance of them;

         (e) rights of general application reserved to or vested in any governmental authority to levy taxes on Leased Substances or the income therefrom, and governmental requirements and limitations of general applications as to production rates or the operations of any property;

         (f) the Production Purchase Contracts and any agreements or plans relating to pooling or unitization which are binding on Vendor as well as agreements respecting the processing, treating or transmission of Leased Substances or the operation of Wells by contract field operators;

         (g) liens incurred or created in the ordinary course of business as security in favour of the person who is conducting the development or operation of any of the





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

                  Assets, for Vendor's proportionate share of the costs and expenses thereof for which payment is not past due;

         (h) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests in them and statutory exceptions to title;

         (i) liens for taxes, assessments or governmental charges that are not due, or the validity of which is being contested in good faith by Vendor (which latter liens are set forth in Schedule "A");

         (j) mechanics', builders' or materialmen's liens in respect of services rendered or goods supplied for which payment is not due;

         (k) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations, provided that any such penalties or forfeitures which are operative as of the Effective Date are identified in Schedule "A";

         (l) any security held by any third party encumbering Vendor's interest in and to the Assets or any part or portion thereof, a discharge in respect of which Vendor delivers to Purchaser on the Closing Date;

         "PETROLEUM AND NATURAL GAS RIGHTS" means all rights to and in the Title Documents and the Leased Substances, including without limitation the interests set out in Schedule "A";

         "PETROLEUM SUBSTANCES" means any of petroleum, natural gas and related hydrocarbons, whether gaseous, liquid or solid, and whether hydrocarbons or not (including, but not limited to, sulphur) that may be produced in association with them;

         "PRIME RATE" means an annual rate of interest equal to the annual rate of interest announced from time to time of the main branch of the Canadian Imperial Bank of Commerce in Calgary, Alberta, as a reference rate then in effect for determining interest rates on Canadian dollar commercial loans;

         "PURCHASE PRICE" means the sum of money first set out in clause 2.2 hereof;



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

         "REGULATIONS" means all statutes, laws, orders, directives and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets or the Parties;

         "SPECIFIC CONVEYANCES" means all conveyances, assignments, transfers, novations and other documents or instruments that are required to convey, assign and transfer the Assets to Purchaser and to novate Purchaser in the place and stead of Vendor with respect to the Assets;

         "SURFACE RIGHTS" means all rights to enter upon, use and occupy the surface of the Lands or lands with which the Lands have been pooled or unitized or any lands to be traversed in order to gain access to any of the Lands, Tangibles or Wells and any and all rights of egress and ingress, licenses, leases and instruments, including rights of entry orders to gain access to the Lands, Wells and Tangibles;

         "TANGIBLES" means the interests of the Vendor in and to all tangible depreciable property and assets including, without limitation, facilities located within or upon the lands, or off the lands, intended to be used in producing, processing, gathering, treating, measuring, making marketable, transporting, transmitting, delivering, feeding or injecting Leased Substances or any of them or in connection with water injection or removal operations that pertain to the Petroleum and Natural Gas Rights, or are otherwise used or intended to be used in exploiting the Petroleum and Natural Gas Rights;

         "THIS AGREEMENT", "HEREIN", "HERETO", "HEREOF" and similar expressions mean and refer to this Agreement of Purchase and Sale and any agreement amending this Agreement of Purchase and Sale or any agreement or instrument which is supplemental or ancillary to this Agreement of Purchase and Sale;

         "TITLE DOCUMENTS" means, collectively, any and all leases, reservations, permits, licenses, unit agreements, assignments, trust declarations, operating agreements, royalty agreements, gross overriding royalty agreements, participation agreements, farm-in agreements, sale and purchase agreements, pooling agreements and any other documents and agreements granting, reserving or otherwise conferring rights to: (i) explore for, drill for, produce, take, use or market Petroleum Substances; (ii) share in production of Petroleum Substances; (iii) share in the proceeds from, or measured or calculated by reference to the value or quantity of, Petroleum Substances which are produced; and (iv) rights to acquire any of the rights described in items (i) to (iii) of this definition; including without limitation those, if any, set out in Schedule "A", but only to the extent that the foregoing items (i) through (iv) pertain to Petroleum Substances within, upon or under the Lands or lands with which the Lands have been pooled or unitized;




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

         "VENDOR'S COUNSEL" means Bennett Jones LLP, Barristers and Solicitors; and

         "WELLS" the wells set out in Schedule "B".

1.2      SCHEDULES

         The following schedules are attached to and form part of this Agreement.

      Schedule "A"-        Title Documents, Lands, Petroleum and Natural Gas Rights, certain Permitted Encumbrances
      Schedule "B"-        Wells, Outstanding AFE's
      Schedule "C"-        Production Purchase Contracts
      Schedule "D"-        General Conveyance
      Schedule "E"-        Form of Officer's Certificate

1.3      HEADINGS

         The insertion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4      INCLUDED WORDS AND GENDER

         When the context reasonably permits, words suggesting the singular shall be construed as the plural and vice versa and words suggesting gender or gender neutrality shall be construed as suggesting the masculine, feminine and neutral gender.

1.5      TIME

         In this Agreement all times are Mountain Standard Time or Daylight Saving Time, whichever is in effect pursuant to the Daylight Saving Time Act (Alberta).

1.6      CONFLICTS

         If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a schedule or a conveyance document, the provision of the body of this Agreement shall prevail.




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

                                    ARTICLE 2
                                PURCHASE AND SALE

2.1      AGREEMENT OF PURCHASE AND SALE

         Vendor hereby agrees to sell and Purchaser hereby agrees to purchase from Vendor the entire right, title, estate and interest of Vendor in and to the Assets, subject to the Permitted Encumbrances. If the transactions contemplated by this Agreement is completed, risk associated with the Assets shall pass to Purchaser as of the Effective Date.

2.2      PURCHASE PRICE

         (a) The consideration to be paid by Purchaser to Vendor for Vendor's interest in and to the Assets shall be One Million and Nine Thousand Dollars ($1,009,000.00) (the "Purchase Price").

         (b) Upon execution of this Agreement by the parties, Purchaser shall pay to Vendor a deposit in the amount of Ten percent (10%) of the total Purchase Price payable to the Vendor's Counsel to be held by Vendor's Counsel in an interest bearing trust account. If the deposit is not paid as required herein, then this Agreement may be terminated by the Vendor in its sole discretion and the parties shall have no further rights or obligations to each other whatsoever, in connection with this Agreement or the transactions contemplated hereby. In the event that Closing does not occur for any reason other than the failure by the Purchaser to comply with the terms of this Agreement or the termination of this Agreement by the Vendor for the Purchaser's breach of this Agreement, the Deposit and interest earned thereon shall be immediately returned to the Purchaser.

         (c) At Closing, Purchaser shall pay to Vendor: (i) the Purchase Price ii) less the adjustments, if any, resulting from clause 10.3, iii)less the deposit and accrued interest, iv) plus accrued interest to the Closing Date on the Purchase Price in accordance with clause 2.3 and any further adjustments contemplated in Article 7.

         (d) The parties shall jointly elect at Closing pursuant to Section 167 of the Excise Tax Act (Canada) to have the provisions thereof applied to the subject transaction by completing the GST Form 44 and the Purchaser undertakes to file such election with the Canada Customs and Revenue Agency in a timely and proper fashion. The Vendor's GST Number is 102994191 RC.




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

2.3      INTEREST

         At Closing, Purchaser shall pay to Vendor an amount equal to the interest that would have accrued on the adjusted Purchase Price less the Deposit at the Prime Rate plus One (1.0%) per cent, calculated daily and not compounded, during the Interim Period.

2.4      FORM OF PAYMENT

         All payments to be made at Closing shall be made by certified cheque or bank draft.

2.5      ALLOCATION OF PURCHASE PRICE

         The parties shall allocate the Purchase Price as follows:

         (a) To Petroleum and Natural Gas Rights (70%)                $      706,300.00
         (b) To Tangibles                        (30% less $1.00)     $      302,699.00
         (c) To Miscellaneous Interests          ($1.00)              $            1.00

                                                 TOTAL                $    1,009,000.00
                                                                      =================

         The Parties have taken into account Purchaser's assumption of responsibility for the future abandonment, reclamation costs and environmental responsibilities associated with the Assets and Vendor's release of responsibility therefor when they determined the Purchase Price.

2.6      SPECIFIC CONVEYANCES

         Vendor shall prepare the Specific Conveyances at its cost, none of which shall confer or impose upon a Party any greater right or obligation than contemplated in this Agreement. All Specific Conveyances that are prepared and circulated to Purchaser a reasonable time prior to the Closing Date shall be executed and delivered by the Parties at Closing. At Closing, Vendor shall deliver all Specific Conveyances to Purchaser.

2.7      TITLE DOCUMENTS AND MISCELLANEOUS INTERESTS

         Vendor shall deliver to Purchaser at Closing copies of the Title Documents and any other agreements and documents to which the Assets are subject and copies of contracts, agreements, records, books, documents, licenses, reports and data comprising Miscellaneous Interests which are now in the possession of Vendor or of which it gains possession prior to Closing.



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

                                    ARTICLE 3
                                   COMPLETION

3.1      CLOSING AND ADJUSTMENTS

         (a) The closing shall take place at the offices of Vendor at 2700, 530 - 8th Avenue SW, Calgary, Alberta on the Closing Date.

         (b) On the Closing Date, Vendor and Purchaser shall execute and deliver the General Conveyance in the form attached hereto as Schedule "C" subject to the parties completion of their respective obligations contained herein, and to the extent practicable, adjust and settle accounts pertaining to the Assets in the manner contemplated by Article 7.

3.2      PURCHASER'S CONDITIONS PRECEDENT

         The obligation of Purchaser to purchase Vendor's interest in and to the Assets is subject to the following conditions precedent, which are for the exclusive benefit of Purchaser and may be waived by Purchaser in the manner herein provided for notice under clauses 11.1(a)(i) or (ii):

         (a) from the date of this Agreement to the Closing Date, there shall have been no material, adverse damage or change to the Assets;

         (b) the representations and warranties of Vendor shall be true and correct in all material respects when made and as of the Closing Date and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing; and

         (c) all obligations of Vendor contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects and a Certificate to that effect shall have been delivered by Vendor to Purchaser at Closing.

         (d) Vendor shall have delivered to Purchaser the General Conveyance, the Specific conveyances, and all other documents required to be delivered at Closing as specified herein.

         (e) Vendor shall have delivered to Purchaser, at no cost to Purchaser, registrable discharges of all security interests affecting the Assets or "no interest" letters, acceptable to Purchaser, with respect to

         (f) Rights of First Refusal: All Rights of First Refusal will have been exercised, been waived or lapsed by the effluxion of time at or prior to the Closing Date.




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

      If any one or more of the preceding conditions precedent is not satisfied or waived by Purchaser in the manner provided for herein for waiver at or before the Closing, Purchaser may rescind this Agreement by written notice to Vendor and, in such event, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in clause 10.2.

3.3      VENDOR'S CONDITIONS PRECEDENT

         The obligation of Vendor to sell its interest in and to the Assets is subject to the following conditions precedent, which are for the exclusive benefit of the Vendor and may be waived by Vendor in the manner herein provided for notice under clauses 11.1(a)(i) or (ii):

         (a) all amounts to be paid by Purchaser to Vendor at Closing shall have been paid by Purchaser in the manner stipulated in this Agreement;

         (b) the representations and warranties of Purchaser shall be true and correct in all material respects when made and as of the Closing Date and a Certificate to that effect shall have been delivered by Purchaser to Vendor at Closing; and

         (c) all obligations of Purchaser contained in this Agreement to be performed prior to or at Closing shall have been timely performed in all material respects and a Certificate to that effect shall have been delivered by Purchaser to Vendor at Closing.

         If any one or more of the foregoing conditions precedent has or have not been complied with or waived by Vendor in the manner provided for herein for waiver, at or before Closing, Vendor may, in addition to any other remedies which it may have available to it, rescind this Agreement by written notice to Purchaser and, in such event, Purchaser and Vendor shall be released and discharged from all obligations hereunder except as provided in clause 10.2.

3.4      EFFORTS TO FULFIL CONDITIONS PRECEDENT

         Purchaser and Vendor shall proceed diligently and in good faith and use all reasonable efforts to fulfil and assist in the fulfilment of the conditions precedent. If there is a condition precedent that is to be met prior to or at the Closing Date, and if, by the time the condition precedent is to be met the Party for whose benefit the condition precedent exists fails to notify the other Party if the condition precedent has not been met, the condition precedent shall be deemed conclusively to have been met.



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

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1      VENDOR'S REPRESENTATIONS

         Purchaser acknowledges that it is purchasing Vendor's interest in and to the Assets on an "as is, where is" basis, without representation or warranty and without reliance on any information provided to or on behalf of Purchaser by Vendor, except for the following representations and warranties, which are made (unless otherwise indicated below in writing) as of the Effective Date and the Closing Date by the Vendor to the Purchaser:

         (a) Standing: it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and is authorized to carry on business in all jurisdictions in which the Assets are located;

         (b) Requisite Authority: it has the corporate capacity, power and authority to execute and deliver this Agreement, to sell the Assets on the terms set out in this Agreement and to perform its obligations under this Agreement;

         (c) No Conflict: the execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement do not and will not violate or conflict with any provision of:

                  (i) the charter, bylaws or equivalent governing documents relating to it or any Regulations applicable to it; or

                  (ii) any agreement or instrument to which it is a party or by which it is bound and of which it has knowledge or any judgment, decree or order applicable to it;

         (d) Execution and Enforceability: subject to the conditions set forth in this Agreement, as at the date hereof and the Closing Date, this Agreement and all documents executed and delivered pursuant to this Agreement are and will be duly authorized, executed and delivered by it and are legal, valid and binding obligations of it enforceable against it in accordance with their terms except to the extent limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or other laws of general application affecting creditors' rights generally or by general equitable principles;

         (e) Authorizations: subject to the conditions set forth in this Agreement, no authorization or approval or other action by, or notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by it of this Agreement, other than authorizations, approvals or exemptions previously obtained and currently in force or regulatory consents or approvals to the transfer of well and pipeline licences and permits and other similar licences and permits available only after the Closing Date in the ordinary course;

         (f) Encumbrances, No Cancellation or Reduction: other than Permitted Encumbrances, (i) Vendor has not alienated or encumbered the Assets or any part or portion thereof, (ii) Vendor has not committed and is not aware of there having been committed any act or omission whereby the interest of the Vendor in and to the Assets or any part or portion thereof may be cancelled or determined, (iii) the Assets are now free and clear of all liens, royalties, conversions, rights and other claims of third parties created by, through or under Vendor or of which Vendor has knowledge, and (iv) the interests of the Vendor in the Assets are not subject to reduction by reference to payout of a well or change to an interest of any other size or nature whatsoever by virtue of any right or interest granted by, through or under the Vendor or of which the Vendor is otherwise actually aware of, except for such rights and interests identified in Schedule "A";

         (g) Adverse Claims: Vendor has not received notice from any third party claiming an interest in and to the Assets adverse to the interest of Vendor, other than Permitted Encumbrances, and Vendor has no reason to believe that any such claim may be made;

         (h) Authorized Expenditures: in respect of the Assets, except those described on Schedule "B", there are no financial commitments of Vendor which are due as of the Effective Date or which may become due by virtue of matters occurring or arising prior to the Effective Date, other than usual operating expenses incurred in the ordinary course of operations or to which Purchaser has rendered its consent for which Purchaser shall assume responsibility;

         (i) No Default Notices: it has not received any notice of default under any Title Document or Regulation pertaining to the Assets, which default has not been rectified or waived as of the date of this Agreement;

         (j) Lawsuits and Claims: to the best of its knowledge, no suit, action or other proceeding before any court or governmental agency has been commenced or threatened against Vendor which might result in impairment or loss of the interest of the Vendor in and to the Assets or which might otherwise adversely affect the Assets;




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


         (k) Payment of Royalties and Taxes: in respect of those portions of the Assets where Vendor is Operator and, in respect of other portions of the Assets to the best of its knowledge, all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the ownership of the Assets or the production of Petroleum Substances from the Assets, or the receipt of proceeds from them, and all royalties and rentals accruing prior to Effective Date, that are payable by it will be or will have been properly paid and discharged;

         (l) Residency For Tax Purposes: it is not a non-resident of Canada within the meaning of section 116 of the Income Tax Act (Canada) and the interest of Vendor in and to the Assets does not constitute all or substantially all of the property of the Vendor;

         (m) Take or Pay Obligations: there are no take or pay obligations relating to the Assets;

         (n) Tangibles: (i) the Tangibles are free and clear of all liens, encumbrances and adverse claims or other interests created by, through or under Vendor, except for the Permitted Encumbrances, (ii) to the best of its knowledge where Vendor is not the Operator thereof, and where it is the Operator thereof, the Tangibles have been maintained and operated in accordance with usual oilfield practice, are in good and operable condition, reasonable wear and tear excluded, and
                  (iii) none of the Tangibles are leased or rented or subject to a title retention agreement;

         (o) Broker's Fees: Vendor has not incurred any obligation or liability, contingent or otherwise, for broker's or finder's fees in respect of this Agreement or the transaction to be effected by it for which Purchaser shall have any liability or obligation;

         (p) Operations: in respect of those portions of the Assets where Vendor is Operator and, in respect of other portions of the Assets to the best of its knowledge, the Assets have been managed and operated in accordance with usual oilfield practice and in accordance with the Regulations;

         (q)      Environmental Matters: Vendor:

                  (i) is not aware of and has not received any written orders or directions under the Regulations relating to environmental matters or abandonment and reclamation obligations requiring any work, repairs, construction or capital expenditures with respect to the Assets, which order or direction has not been complied with in all material respects by the Closing Date; and

                  (ii) it is not aware of and has not received any written demand or notice under the Regulations from any third party or regulatory body relating to the breach of any environmental, health or safety law applicable to the Assets, including any law relating to the use, storage, treatment, shipping or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date;

                  (iii) is not aware of any particular circumstance that it reasonably believes to be a material and reportable event under the Regulations.

         (r) Production Purchase Contracts: except for the Production Purchase Contracts; (i) it is not obligated to sell or deliver Petroleum Substances produced from the Lands to any person pursuant to agreements which cannot be terminated on 30 days' notice or less and it has not assigned or in any way restricted its right to receive the proceeds from the sale of Petroleum Substances produced from the Lands nor are the Leased Substances dedicated or reserved under contracts or arrangements for the sale of Petroleum Substances, except where Permitted Encumbrances would apply; and (ii) there are no gas balancing or similar agreements pertaining to the Leased Substances or any of them or agreements for the transportation or disposal of the Leased Substances or any of them or substances produced in connection with the Leased Substances or any of them or agreements for the contract operation by a third party of the Assets or any of them.

         (s) Abandonment of Wells: in respect of those portions of the Assets where Vendor is Operator and in respect of other portions of the Assets to the best of Vendor's knowledge, all Wells located on the Lands or lands with which the Lands have been pooled or unitized which have been abandoned have been properly plugged and abandoned and the wellsite therefore properly restored in accordance with good oilfield practice and in material compliance with the Regulations;

         (t) Surface Rights Vendor has obtained or acquired or holds all necessary Surface Rights for legal and authorized access to the Lands (or lands with which the Lands have been pooled or unitized), Wells and Tangibles, is not in material default under any such Surface Rights nor has received notice from any person as to default thereunder;

         (u) Quiet Enjoyment Subject at all times to Vendor's other representations and warranties made pursuant to this clause, the Permitted Encumbrances and any agreements pertaining to the Assets and on the lessee's or holder's part to be paid, performed or observed, the Purchaser may enter into and upon, hold and enjoy the Assets for the residue of their respective terms for Purchaser's own use and benefit without any lawful interruption of or by the Vendor or any person claiming by, through or under the Vendor.

         (v) Regulatory Production Allowables: To the Vendor's knowledge, no notice has been received under the Regulations that a well has produced in excess of regulatory production allowables, and there is no pending change in those production allowables, other than as may generally be applicable under the Regulations.

4.2      LIMITATION

         (a) Vendor makes no representations or warranties with respect to the Assets, except as contained in clause 4.1. Except to the extent provided in Clause 4.1, Vendor disclaims any liability or responsibility for any representation or warranty that may have been made or alleged to have been made and contained in any document or statement made or communicated to Purchaser including, but not limited to, any opinion, information or advice provided to Purchaser by any shareholder, director, officer, employee, agent, consultant or representative of Vendor in respect of:

                  (i) the quantity, quality or recoverability of Petroleum Substances within or under the Lands;

                  (ii) estimates of prices or future cash flows arising from the sale of Petroleum Substances produced from the Lands or estimates of other revenues attributable to the Assets or the availability or continued availability of transportation to sell those Petroleum Substances;

                  (iii) any engineering, geological or other interpretations or economic evaluations respecting the Assets; and

                  (iv) the quality, condition, fitness or suitability for purpose or merchantability of any of the Assets.

         (b) Purchaser acknowledges it has made, and will continue prior to Closing Date to make, its own independent examination, investigation, analysis, evaluation and verification of the Assets, including Purchaser's own estimate and appraisal of the extent and value of the Petroleum Substances attributable to the Lands and it has relied solely on same as to its assessment of the condition (environmental or otherwise), quantum and value of the Assets;

         (c) Except with respect to the representations and warranties in clause 4.1, Purchaser forever releases and discharges Vendor and its directors, officers, servants, agents and employees from any claims and all liability to Purchaser or Purchaser's assigns and successors, as a result of the use or reliance upon advice, information or materials pertaining to the Assets which was delivered or made available to Purchaser by Vendor or its directors, officers, servants, agents or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports and interpretive or non-factual materials prepared by or for Vendor, or otherwise in Vendor's possession.

4.3      PURCHASER'S REPRESENTATIONS

         Purchaser makes the following representations and warranties to Vendor, which are made (unless otherwise indicated below in writing) as of the Effective Date and the Closing Date :

         (a) Standing: it is a corporation duly incorporated under the laws of its jurisdiction of formation and is authorized to carry on business in all jurisdictions in which the Assets are located;

         (b) Requisite Authority: it has the capacity, power and authority to execute and deliver this Agreement and to purchase and pay for the Assets the terms set out in this Agreement and to perform its other obligations under this Agreement;

         (c) No Conflict: the execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement do not and will not violate or conflict with any provision of:

                  (i) the charter, bylaws or equivalent governing documents relating to it or any Regulations applicable to it; or

                  (ii) any agreement or instrument to which it is a party or by which it is bound and of which it has knowledge or any judgment, decree or order applicable to it;

         (d) Execution and Enforceability: subject to the conditions set forth in this Agreement, as at the date hereof and the Closing Date, this Agreement and all documents executed and delivered pursuant to this Agreement are and will be duly authorized, executed and delivered by it and are legal, valid and binding obligations of it enforceable against it in accordance with their terms except to the extent limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or other laws of general application affecting creditors' rights generally or by general equitable principles;

         (e) Investment Canada Act: it is not a "non-Canadian" for the purposes of the Investment Canada Act (Canada);

         (f) Authorizations: subject to the conditions set forth in this Agreement, no authorization or approval or other action by, or notice to or filing with, any governmental authority or regulatory body exercising jurisdiction over the Assets is required for the due execution, delivery and performance by it of this Agreement, other than authorizations, approvals or exemptions previously obtained and currently in force or regulatory consents or approvals to the transfer of well licences and other similar licences and permits available only after the Closing Date in the ordinary course; and

         (g) Purchaser as Principal: it is acquiring the Assets in its capacity as a principal and is not purchasing the Assets as agent for a third party or for the purpose of resale or distribution to a third party immediately following the closing of this transaction.

4.4      ENFORCEMENT LIMITATION

         (a) The representations and warranties set forth in clause 4.1 shall survive the Closing; however, Purchaser may not enforce any claim for breach of a representation and warranty contained in clause 4.1 unless it has given Vendor notice of the claim within 12 months from the Closing Date, including particulars of the representation and warranty alleged to have been breached.

         (b) The representations and warranties set forth in clause 4.3 shall survive the Closing; however, Vendor may not enforce any claim for breach of a representation and warranty contained in clause 4.3 unless it has given Purchaser notice of the claim within 12 months from the Closing Date, including particulars of the representation and warranty alleged to have been breached.

                                    ARTICLE 5
                                 INDEMNITIES FOR
                          REPRESENTATIONS & WARRANTIES

5.1      VENDOR'S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

         Vendor shall be liable to Purchaser for and shall, in addition, indemnify and hold harmless the Purchaser from and against, all Losses suffered, sustained, paid or incurred by Purchaser as a result of Vendor's breech of the representations and warranties contained in section 4.1.

5.2      LIMITATION

         In no event shall the total of Vendor's liabilities and indemnities hereunder exceed the Purchase Price.

5.3      PURCHASER'S INDEMNITIES FOR REPRESENTATIONS AND WARRANTIES

         Purchaser shall be liable to Vendor for and shall, in addition, indemnify and hold harmless the Vendor from and against, all Losses suffered, sustained, paid or incurred by Vendor as a result of Purchaser's breech of the representations and warranties contained in section 4.3 been accurate and truthful, provided however that nothing in this section 5.3 shall be construed so as to cause Purchaser to be liable to or indemnify Vendor in connection with any representation or warranty contained in section 4.3 if and to the extent that Vendor did not rely upon such representation or warranty.

5.4      TIME LIMITATION

         No claim under this Article 5 shall be made or be enforceable by a party unless written notice of such claim, with reasonable particulars, is given by such party to the party against whom the claim is made within a period of 12 months from the Closing Date.

                                    ARTICLE 6
                             PURCHASER'S INDEMNITIES

6.1      GENERAL INDEMNITY

         Purchaser shall:

         (a) be liable to Vendor for all Losses, (including legal costs on a solicitor/client basis) whatsoever which Vendor may suffer, sustain, pay or incur; and, in addition

         (b) indemnify and save Vendor and its directors, officers, servants, agents and employees harmless from and against all Losses (including legal costs on a solicitor/client basis) whatsoever which may be brought against or suffered by Vendor or its directors, officers, servants, agents or employees or which it may suffer, sustain, pay or incur;

         by reason of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring or accruing on or after the Effective Date, except any Losses to the extent that the same are caused by the gross negligence or wilful or wanton misconduct of Vendor or are caused by a breech of the Vendor's representations and warranties contained in Section 4.1. The responsibility prescribed by this clause, however, does not provide an extension of any representation or warranty under Section 4.1 or any additional remedy for the Purchaser's breech thereof..

6.2      ABANDONMENT AND RECLAMATION

         Subject to the representations and warranties of Vendor contained in clause 4.1 hereof, Purchaser shall see to the timely performance of all abandonment and reclamation obligations pertaining to the Assets which in the absence of this Agreement would be the responsibility of Vendor. Purchaser shall be liable to Vendor and shall, in addition, indemnify Vendor from and against all Losses suffered, sustained, paid or incurred by Vendor should Purchaser fail to timely perform such obligations, subject to Vendor's representations and warranties in clause 4.1.

6.3      ASSETS ACQUIRED ON "AS IS" BASIS

         Notwithstanding the foregoing provisions of this clause, but subject to the representations and warranties of Vendor contained in clause 4.1
         (q), it is understood and agreed that Purchaser is acquiring the Assets on an "as is, where is" basis as of the Effective Date. Purchaser agrees that it is familiar with the condition and use of the Assets and the wells located on the Lands (or lands with which the Lands have been pooled or unitized), that

         Vendor has provided Purchaser with a reasonable opportunity to inspect the Assets and the Lands (or lands with which the Lands have been pooled or unitized) at the sole cost, risk and expense of Purchaser (insofar as Vendor could reasonably provide such access) and that it is not relying upon any representation or warranty from Vendor as to the condition, environmental or otherwise, of the Assets except as is specifically made pursuant to clause 4.1 (q). Purchaser further agrees that on and after the Effective Date it shall:

         (i) be solely liable and responsible for any and all Losses (including legal costs on a solicitor/client basis) whatsoever which Vendor may suffer, sustain, pay or incur; and, in addition

         (ii) indemnify and save Vendor and its directors, officers, servants, agents and employees harmless from and against any and all Losses (including legal costs on a solicitor/client basis) whatsoever which may be brought against or suffered by Vendor or its directors, officers, servants, agents or employees or which it may suffer, sustain, pay or incur;

         by reason of any matter or thing arising out of, resulting from, attributable to or connected with any environmental damage or contamination or other environmental problems pertaining to the Assets or to any well located on the Lands, or any of them, whether occurring or accruing before, on or after the Effective Date including, without limitation, surface, underground, air, ground water or surface water contamination, damage from or removal of hazardous or toxic substances, spills of any nature whatsoever, clean-up, plugging, well abandonment and reclamation or failure to perform any or all of the foregoing and the breach of applicable Regulations in effect at any time. Purchaser hereby releases Vendor from any claims Purchaser may have against Vendor and, in addition, Purchaser hereby waives any rights it may have to name Vendor as a third party to any action commenced against Purchaser with respect to all such liabilities and responsibilities, except for any claims which Purchaser may have for the breach of a representation or warranty made by Vendor pursuant to clause 4.1.

6.4      APPLICATION TO OTHER DOCUMENTATION

         The liabilities and indemnities contained in Article 6 shall be deemed to apply to, and shall not merge in, any conveyances, transfers, assignments, novation agreements and other documents or instruments conveying the Assets to Purchaser or otherwise provided with respect to the transactions herein, despite the actual terms of such agreements, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived. Any claim by a Party must be made by notice to the other Party and include particulars of the claim and of the facts giving rise to it.

6.5      SUBSTITUTION AND SUBROGATION

         On a best efforts basis, Vendor shall convey the Assets to Purchaser, with, to the extent it is able, full right of substitution and subrogation of Purchaser in the position of Vendor with respect to the benefit of all covenants and warranties previously given by others for the Assets or any part of them.

                                    ARTICLE 7
                              OPERATING ADJUSTMENTS

7.1      ADJUSTMENTS

         (a) Five (5) Business Days before the Closing Date, Vendor shall prepare and submit to Purchaser an interim statement of adjustments effective as of the Effective Date for approval by Purchaser. At Closing Date the Parties shall, to the extent practicable, adjust and settle accounts pertaining to the Assets. The Purchase Price shall be adjusted to reflect the adjustments and settlements shown on the interim statement of adjustments.

         (b) All benefits and obligations of any kind and nature accruing payable, paid, received or receivable with respect to the Assets, prior to the Effective Date, including without limitation operating costs, capital costs, lease rentals, royalty obligations, GST and the proceeds from the sale of production from the Lands that is beyond the wellhead prior to the Effective Date are for Vendor's account.

         (c) All benefits and obligations of any kind and nature accruing payable, paid, received or receivable with respect to the Assets on and after the Effective Date, including without limitation operating costs, capital costs, lease rentals, royalty obligations, GST and the proceeds from the sale of production from the Lands that is beyond the wellhead on and after the Effective Date are for Purchaser's account

         (d) The following provisions will apply to the apportionment of the revenues, costs, expenses and other relevant charges referred to in subclauses (b) and (c):

                  (i) all prepaid rentals and similar payments required to preserve any of the Title Documents, whether paid before or after the Effective Date for the Assets, shall be apportioned between Vendor and Purchaser on a per diem basis as of the Effective Date, unless and to the extent that such allocation is waived by Vendor;

                  (ii) operating, capital cost advances and similar prepayments made by Vendor for the Assets prior to Closing Date and relating to benefits accruing after the Effective Date are the responsibility of Purchaser and an amount equal to such prepayments shall be credited to Vendor at Closing Date;

                  (iii) there will be no adjustments for Alberta Royalty Tax Credits; and

                  (iv)     Purchaser will be credited with an amount equal to:

                A) the proceeds from the sale of production from the Lands or lands with which the Lands have been pooled or unitized for the Interim Period; less

                B) all royalties (net of gas cost allowances) and operating expenses (excluding transporting and marketing fees),for the Interim Period; less

                C) field office overhead pertaining to the Assets for the
                   Interim Period; plus

                D) interest calculated on the amount in (A) less the sum of the amounts in (B), and (C) for the Interim Period at a rate of Prime plus one percent (1.0%) per annum

         (e) Within the 90 day period following the Closing Date, the Vendor will prepare on the basis of information available at the time and with input from the Purchaser, a written final statement of all adjustments and payments to be made under this Agreement.

         (f) Notwithstanding the foregoing provisions, the Purchaser shall have the right, for a one (1) year period following the Closing Date, to audit the books, records and accounts of the Vendor respecting the Assets, for the purpose of affecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to the Vendor at the Vendor's offices during the Vendor's normal business hours, and shall be conducted at the sole expense of the Purchaser. Any claims or discrepancies disclosed by such audit shall be made in writing to the Vendor within two (2) months following the completion of such audit, and the Vendor shall respond in writing to any claims of discrepancies within six (6) months of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within two (2) months of the Vendor's response thereto such matter will be resolved pursuant to
                  Article 11 hereto.

         (g) All adjustments shall be settled by payment by the Party required to make payment hereunder within 30 days of being given notice of the determination of the amount owing, failing which interest shall accrue from the expiry of the 30 day period on such outstanding amounts at the rate of 1% per annum above the Prime Rate regardless of whether such Party has been given prior notice of the accrual of interest hereunder.

         (h) Vendor shall make payment of all rentals and royalties required under the Title Documents for the three (3) month period following the Closing Date, which payments shall be for Purchaser's account (provided such payments accrue to the period on or after the Effective Date) and shall be included in the Interim Statement of Adjustments under Article 7 hereof.

         (i) Nothwithstanding subclause (f) hereto, further adjustments on the basis indicate in this Article, will be made as in the following circumstances:

                  (1) adjustments pursuant to joint venture audits or adjustments by the operator of the Assets conducted within 36 months after the Closing Date provided a notice requesting adjustments pursuant to such audits or adjustments shall be forwarded by a Party to the other Party within 30 days of receipt of the final report from which that adjustment arises from.

                  (2) adjustments relating to an audit conducted pursuant to the Regulations or the provisions of the Leases with respect to the payment of royalties conducted within five years following the Closing Date provided a notice requesting adjustments pursuant to such audits or adjustments shall be forwarded by a Party to the other Party within 30 days of receipt of the final report from which that adjustment arises from.

         (j)      Subject to Article 11 and the timing restrictions in this
                  Article 7, the Parties agree that the period for seeking a remedial order under Section 3(1)(a) of the Limitations Act (Alberta) is extended from two (2) years to four (4) years for all claims that may arise under this Article 7 respecting adjustments and audits

                                    ARTICLE 8
                              MAINTENANCE OF ASSETS

8.1      POST-COMPLETION ADMINISTRATION

         Following Closing until Purchaser becomes the recognized holder of the Assets in the place of Vendor, the provisions of clause 8.2 shall apply to the Assets and Vendor shall, to the extent its interest permits and, subject to the Title Documents and other agreements to which the Assets are subject:

         (a) within thirty days of Vendor's receipt, deliver to Purchaser all revenues, proceeds and other benefits received by Vendor for the Assets after deduction of any amounts owing by Purchaser to Vendor with respect to the Assets; and

         (c) in a timely manner deliver to Purchaser all third party notices and communications received by Vendor for the Assets; and

         (d) in a timely manner deliver to third parties all notices and communications as Purchaser may reasonably request and all monies and other items Purchaser reasonably provides for the Assets;

         (e) as agent of Purchaser, do and perform all acts and things, and execute and deliver all agreements, notices and other documents and instruments, that Purchaser reasonably requests for the purpose of facilitating the exercise of rights incidental to the ownership of the Assets.

8.2      AGENCY

         From the execution hereof until the date that Purchaser becomes the recognized holder of the Assets in place of Vendor, Vendor shall, using usual oil field practices, as agent of Purchaser, do and perform all acts and things, and execute and deliver all agreements, notices and other documents and instruments, that Purchaser reasonably requests, using usual oil field practices, for the purpose of maintaining and operating the Assets. All instructions from Purchaser hereunder which require a capital expenditure in excess of $10,000 shall be in writing.


8.3      INDEMNITY

         Vendor shall not be liable to Purchaser for any loss or damage suffered by Purchaser in connection with the arrangement established by clauses
         8.1 and 8.2, except to the extent that the loss or damage is caused by Vendor's gross negligence or its wilful misconduct.

         Purchaser shall indemnify and save Vendor and its directors, officers, servants, agents and employees harmless from and against any Losses (including legal costs on a solicitor/client basis) which may be brought against or suffered by any of them arising out of the performance by Vendor of its obligations under clauses 8.1 or 8.2. An action or omission of Vendor or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or wilful misconduct to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of Purchaser. Nothing in clauses 8.1 or 8.2 shall be construed as extending or restricting or limiting in any manner any of the other representations, warranties or other obligations of the parties under this Agreement.

         The Vendor may retain or subsequently obtain from Purchaser copies or photocopies of any of the documents included in the Miscellaneous Interests that it considers necessary to enable it to comply with any laws or the requirements of any authority.

8.4      CONSENT OF PURCHASER

         Notwithstanding clause 8.1, Vendor shall not, without the written consent of Purchaser, which consent shall not be unreasonably withheld by Purchaser and which, if provided, shall be provided in a timely manner:

         (a) make any commitment or propose, initiate or authorize any capital expenditure with respect to the Assets of which Vendor's share is in excess of $10,000.00, except in case of an emergency or in respect of amounts which Vendor may be committed to expend or be deemed to authorize for expenditure without its consent;

         (b)      surrender or abandon any of the Assets;

         (c) amend or terminate any Title Document or any other agreement or document to which the Assets are subject, or enter into any new agreement or commitment relating to the Assets; or

         (d) sell, encumber or otherwise dispose of any of the Assets or any part or portion thereof excepting sales of the Leased Substances or any of them in the normal course of business.

         Notwithstanding the foregoing, Vendor may assume such obligations or commitments and propose or initiate such operations or the exercise of any such right or option without the prior consent of Purchaser, if Vendor reasonably determines that such expenditures or actions are necessary for the protection of life, property, or income, in which case Vendor shall promptly notify Purchaser of such intentions or actions and Vendor's estimate of the costs and expenses associated therewith.

                                    ARTICLE 9
                             PRE-CLOSING INFORMATION

9.1      TITLE EXAMINATION

         At all reasonable times from the date hereof until the Closing Date, Vendor shall, if and as requested by Purchaser, make available to Purchaser and Purchaser's Counsel in Vendor's offices in Calgary all information pertaining to the Assets, and any title opinions regarding the Assets, which Vendor has possession or to which it has access, subject to any applicable confidentiality agreements, all of the Title Documents and any other agreements and documents to which the Assets are subject, subject to the limitations contained in Miscellaneous Interests.

9.2      ACCESS TO THE ASSETS

         At Purchaser's cost, risk and expense and upon reasonable notice, Vendor shall permit Purchaser physical access to the Assets to the extent Vendor has or can reasonably obtain access.

                                   ARTICLE 10
                    TITLE DEFECTS AND RIGHTS OF FIRST REFUSAL

10.1     NOTICE OF MATERIAL TITLE DEFECTS

         From time to time, as soon as reasonably practicable after determination, and in any event no later than 7 Business Days before the Closing Date, Purchaser shall notify Vendor in writing of Material Title Defects. Such notice shall include a description of each Material Title Defect and the interests affected thereby, the value allocated by Purchaser acting reasonably to each affected interest and the amount, in Purchaser's opinion acting reasonably, by which the value of each affected interest has been reduced by the Material Title Defect. Failure to include a Material Title Defect in a written notice shall be deemed to be a waiver of such Material Title Defect for the purposes of this section.

10.2     RECTIFICATION BY VENDOR

         Prior to the Closing Date, Vendor shall use all reasonable efforts to cure or rectify the Material Title Defects which Purchaser gives notice of pursuant to clause 10.1. If any such Material Title Defects are not cured or removed at or prior to the Closing Date:

         (a) where the cumulative amount by which the value of the affected interests has been reduced is, less than 5% of the Purchase Price (as set out in clause 2.2), Purchaser shall complete the purchase of Vendor's interest in and to the Assets without adjustment of the Purchase Price on account of such Material Title Defects;

         (b) where the cumulative amount by which the value of the affected interests has been reduced is, in Purchaser's opinion acting reasonably, 5% or more of the Purchase Price (as set out in clause 2.2):

                  (i) the Parties may delay Closing to a mutually agreeable time and date which in no event shall be later than 30 days after the Closing Date, in which case:

                           (A) Vendor shall make further attempts to cure or remove the uncured Material Title Defects; and

                           (B) when such mutually agreeable time and date arrives, the elections pursuant to this subsection 10.2(b) shall once again be made; or

                  (ii) Purchaser may waive the uncured Material Title Defects, in which case all of Vendor's interest in and to the Assets shall be purchased by Purchaser without an adjustment to the Purchase Price; or

                  (iii) Purchaser may purchase Vendor's interest in and to the Assets including Vendor's interest in and to the Assets that are affected by the uncured Material Title Defects, in which case the Purchase Price shall be adjusted by the value mutually agreed upon by the Vendor and the Purchaser for each affected interest, acting reasonably, provided that in reaching this decision, the Parties shall take into account the probability of the Material Title Defect actually materializing having regard to the particular circumstances;

         (c) where the cumulative amount by which the value of the interests affected by the Material Title Defects has been reduced is, in Purchaser's opinion acting reasonably, 20% or more of the Purchase Price (as set out in clause 2.2), in addition to the elections set out in subsection 10.2(b), either Vendor or Purchaser may terminate this Agreement upon written notice to the other Party, in which case the Parties shall have no further obligation to each other hereunder, except for obligations arising pursuant to clause 10.2.

10.3  RIGHTS OF FIRST REFUSAL

         (a) If all or any portion of the Assets is subject to Rights of First Refusal, then Vendor shall, upon receipt of Purchaser's bona fide allocations of value, promptly serve all notices as are required under the applicable Rights of First Refusal provisions.

         (b) If any of such Rights of First Refusal is exercised, Purchaser shall purchase that portion of the Assets which are not subject to such Rights of First Refusal that have been exercised. In such event, the Purchase Price shall be adjusted downward according to the amounts allocated to such of the Assets which are subject to Rights of First Refusal which have been exercised as determined pursuant to clause 3.3 (a) and the sale of the balance of the Assets to Purchaser contemplated hereby shall be completed on the Closing Date and all reference herein to Assets shall be deemed to refer only to the balance of the Assets. Provided if a Right of First Refusal is considered a Material Title Defect in accordance with subclause 1.1 and if such Right of First Refusal is exercised then the value of such Right of first Refusal shall be included in the calculation of the thresholds described in Clause 10.2 hereto.

                                   ARTICLE 11
                               DISPUTE RESOLUTION

11.1     DISPUTES INITIALLY REFERRED TO MEDIATION

         The Parties will attempt to resolve any dispute arising hereunder through consultation and negotiation in good faith. If those attempts fail, a Party may, by notice to the other Party at any time during those negotiations, request the other Party to attempt to resolve that dispute through mediation, including with that notice sufficient detail to enable the other Party to understand the issues that remain in dispute. The Parties will attempt to agree on the selection of the mediator within 5 Business Days of receipt of that notice, unless a Party give notice to the other Party within that period that it is not prepared to proceed with mediation respecting that dispute. If the Parties are proceeding with a mediation and are unable to select a mediator within that period, either Party may thereafter deliver a written request to The Canadian Foundation for Dispute Resolution to attempt to select, within 2 Business Days of the receipt of that request, a mediator, qualified by education and experience to resolve that dispute, and the parties agree that the person so selected will be the mediator for the dispute. Unless otherwise agreed, the Parties will commence a mediation within 15 Business Days of the selection of the mediator, and the mediation process will continue until the dispute is resolved, a Party serves notice to the other Party that it wishes to terminate the mediation or the mediator makes a written determination that the dispute cannot be resolved through mediation, whichever first occurs. The Parties will each bear their own costs associated with a mediation, but will share the common costs of a mediation equally, including, without limitation, the cost of the mediator.

11.2     ARBITRATION PROCEEDINGS

         A Party that wishes to pursue further proceedings after a failed or terminated mediation under Clause 11.1 must refer the dispute to binding arbitration for final resolution if the dispute pertains to (i) adjustments under Article 7; ii) the value or allocation to be use in a Right of First Refusal notice or iii) the value of Assets for which Title Defects remain uncured under Clause 10.2. Any such arbitration, and any other arbitration the Parties may agree to conduct hereunder, will be conducted under the Commercial Arbitration Rules of the Canadian Foundation for Dispute Resolution. Except as otherwise provided in this Clause, a Party may commence a court action with respect to any other dispute after a failed or terminated mediation.

11.3     LIMITATION PERIODS AND INTERIM RELIEF

         All limitation periods respecting the commencement of an action will be stayed during the period that the Parties are attempting to resolve a dispute under Clause 11.1 or 11.2. A Party may, at any time it believes it necessary to prtect its interest during that period, seek interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning a dispute under this Agreement, notwithstanding anything to the contrary in this Article.

                                   ARTICLE 12
                                     GENERAL

12.1     NOTICES

         (a) All notices, waivers and other communications permitted or required hereunder shall be in writing and shall be delivered as follows:

                  (i) by personal service on a party at the address of such party set out below, in which case the item so served shall be deemed to have been received by that party when personally served;

                  (ii) by facsimile transmission to a party to the fax number of such party set out below, in which case the item so transmitted shall be deemed to have been received by that party when transmitted;

                  (iii) except in the event of an actual or threatened postal strike or other labour disruption that may affect mail service, by mailing first class registered post, postage prepaid, to a party at the address of such party set out below, in which case the item so mailed shall be deemed to have been received by that party on the 3rd Business Day following the date of mailing.

         A party may from time to time change its address for service or its fax number or both by giving written notice of such change to the other party.

         (b) For the purposes of this clause 12.1, the address for service of the Parties shall be as follows:

            VENDOR:        Equatorial Energy Inc.
                           2700, 530 - 8th Avenue SW
                           Calgary, AB     T2P 3S8

                           Attention:       Land Manager

                           Telephone:       (403) 264-5592
                           Facsimile:       (403) 234-0322

            PURCHASER:     Geocan Energy Inc.
                           800, 717- 7th Avenue SW
                           Calgary, AB   T2P 0Z3

                           Attention:  Land Manager

                           Telephone:       (403)  261-3851
                           Facsimile:       (403)  261-3834

12.2     ENUREMENT

         A Party may not assign its interest in this Agreement without the prior written consent of the other Party, which consent will not be unreasonable withheld. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

12.3     TIME OF ESSENCE

         Time is of the essence in this Agreement.

12.4     GOVERNING LAW

         This Agreement shall in all respects be governed by, interpreted and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall in every regard be treated as a contract made in the Province of Alberta. The Parties irrevocably attorn to the jurisdiction of the courts of the Province of Alberta and courts of appeal therefrom in respect of all matters arising out of this Agreement.

12.5     FURTHER ASSURANCES

         Each Party will, from time to time and at all times after Closing, without further consideration, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

12.6     OPERATORSHIP

         Purchaser acknowledges that Vendor is unable to assign to Purchaser operatorship of the Assets, if any, operated by Vendor and in respect of which Vendor does not have a 100% working interest. Vendor shall, however, use reasonable best efforts to assist Purchaser in its attempt to obtain operatorship.

12.7     WAIVER

         A waiver by either Party is not effective unless in writing and a waiver affects only the matter and its occurrence specifically identified in the writing granting the waiver and does not extend to any other matter or occurrence.

12.8     NO-MERGER

         The covenants, representations, warranties and indemnities contained in this Agreement shall be deemed to be restated in any and all assignments, conveyances, transfers and other documents conveying the interests of Vendor in and to the Assets to Purchaser, subject to any and all time and other limitations contained in this Agreement. There shall not be any merger of any covenant, representation, warranty or indemnity in such assignments, conveyances, transfers and other documents notwithstanding any rule of law, equity or statute to the contrary and such rules are hereby waived.

12.9     NO AMENDMENT EXCEPT IN WRITING

         No amendment shall be made to this Agreement unless in writing, executed by the Parties.

12.10    SUPERSEDES PRIOR AGREEMENTS

         This Agreement supersedes all other agreements (verbal or written) between the Parties with respect to the purchase and sale of the Assets, including without limitation the Offer to Purchase between the Parties dated March 12, 2001 which the Parties agree is hereby terminated and of no further force or effect and expresses the entire agreement of the Parties with respect to the transactions contained herein.

11.11    COUNTERPART

         This Agreement may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement.

11.12    INVALIDITY

         In case any provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first above written.


                      EQUATORIAL ENERGY INC.


                      Per:
                           -------------------------------
                           Chris Soby, Vice President, Land
                           and Business Development


                      GEOCAN ENERGY INC.

                      Per:
                           -------------------------------


                      Per:
                           -------------------------------

          Execution page to an Agreement of Purchase and Sale effective March 1, 2001 between Equatorial Energy Inc., as Vendor, and
                        Geocan Energy Inc., as Purchaser.

                                  SCHEDULE "A"
      ATTACHED TO AN AGREEMENT OF PURCHASE AND SALE EFFECTIVE MARCH 1, 2001 BETWEEN EQUATORIAL ENERGY INC., AS VENDOR, AND GEOCAN ENERGY INC., AS PURCHASER


            TITLE DOCUMENTS, LANDS, PETROLEUM AND NATURAL GAS RIGHTS,
                         CERTAIN PERMITTED ENCUMBRANCES

                                  SCHEDULE "B"
      ATTACHED TO AN AGREEMENT OF PURCHASE AND SALE EFFECTIVE MARCH 1, 2001 BETWEEN EQUATORIAL ENERGY INC., AS VENDOR, AND GEOCAN ENERGY INC., AS PURCHASER

                                      WELLS



                        NAME                                           LOCATION

                  As Attached











                                      AFE'S

                                      NONE

                                  SCHEDULE "C"
      ATTACHED TO AN AGREEMENT OF PURCHASE AND SALE EFFECTIVE MARCH 1, 2001 BETWEEN EQUATORIAL ENERGY INC., AS VENDOR, AND GEOCAN ENERGY INC., AS PURCHASER

                          PRODUCTION PURCHASE CONTRACTS

                                      NONE

                                  SCHEDULE "D"
      ATTACHED TO AN AGREEMENT OF PURCHASE AND SALE EFFECTIVE MARCH 1, 2001 BETWEEN EQUATORIAL ENERGY INC., AS VENDOR, AND GEOCAN ENERGY INC., AS PURCHASER

                               GENERAL CONVEYANCE

                                 (________ Area)



     THIS GENERAL CONVEYANCE made as of the ____ day of ____________, 2001.


BETWEEN:


                  [COMPANY NAME], a body corporate, having offices in Calgary, Alberta ("Vendor")

                                     - and -

                  [COMPANY NAME], a body corporate, having offices in Calgary, Alberta ("Purchaser")


         WHEREAS Vendor and Purchaser have entered into an Agreement of Purchase and Sale effective _______________ (the "Agreement");

         AND WHEREAS pursuant to the Agreement, Vendor has agreed to sell and convey to Purchaser and Purchaser has agreed to purchase and accept from Vendor the Assets;

         AND WHEREAS all of the conditions precedent to the obligations of the parties hereto to close the Agreement have been fulfilled or waived in compliance with the Agreement;

         NOW THEREFORE for the consideration provided for in the Agreement and in consideration of the premises hereto and the covenants and agreements hereinafter set forth, the Parties agree as follows:

1.       CONVEYANCE

         Vendor hereby sells, assigns, transfers, conveys and sets over to Purchaser and Purchaser hereby purchases from Vendor all of Vendor's right, title, estate and interest in and to the Assets TO HAVE AND TO HOLD the same, together with all benefit and advantage to be derived therefrom, absolutely, subject to the terms of the Agreement.

2.       COVENANTS

         The covenants, representations, warranties and indemnities in the Agreement are incorporated herein as fully and effectively as if they were set out herein and there shall not be any merger of any covenant, representation, warranty or indemnity contained in the Agreement by the execution and the delivery hereof, any rule of law, equity or statute notwithstanding.

3.       SUBORDINATE DOCUMENT

         This General Conveyance is executed and delivered by the Parties pursuant to the Agreement for the purposes of the provisions of the Agreement and the terms and conditions hereof shall be read in conjunction with the terms of the Agreement. The provisions of the Agreement shall prevail if there is a conflict between the provisions of the Agreement and this General Conveyance.

4.       SUBSTITUTION

         The assignment and conveyance effected by this Agreement is made with full right of substitution of Purchaser in and to all covenants, representations, warranties and indemnities by others for the benefit of Vendor heretofore given or made in respect of the Assets or any part thereof.

5.       ENUREMENT

         This General Conveyance enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

6.       FURTHER ASSURANCES

         Each Party shall, after the date of this General Conveyance, at the request of the other Party and without further consideration, do all further acts and execute and deliver all further documents which are reasonably required to perform and carry out the terms of this General Conveyance.

7.       INTERPRETATION

         This Agreement shall in all respects be subject to and interpreted, construed and enforced in accordance with and under the laws of the Province of Alberta and shall in every regard be treated as a contract made in the Province of Alberta. The parties hereto irrevocably attorn and submit to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising out of or in connection with this Agreement.

8.       DEFINED TERMS

         Capitalized terms used herein shall have the respective meanings ascribed thereto in the Agreement, unless otherwise defined herein.

9.       COUNTERPART

         This General Conveyance may be executed in as many counterparts as are necessary and all executed counterparts together shall constitute one agreement.


         IN WITNESS WHEREOF the Parties have duly executed this General Conveyance.


                          [COMPANY NAME]


                          PER:
                              ----------------------------------------



                          [COMPANY NAME]


                          PER:
                              ----------------------------------------

                          PER:
                              ----------------------------------------






Execution page to a General Conveyance dated the ____ day of ____________, 2001 between ____________________, as Vendor, and _________________________, as
Purchaser.

                                                            Page 1 of Schedule E

                                  SCHEDULE "E"
      ATTACHED TO AN AGREEMENT OF PURCHASE AND SALE EFFECTIVE MARCH 1, 2001 BETWEEN EQUATORIAL ENERGY INC., AS VENDOR, AND GEOCAN ENERGY INC., AS PURCHASER

                              OFFICER'S CERTIFICATE

RE: Article 4 of the Agreement of Purchase and Sale dated ____________________ between ____________________, as Vendor and ______________________, as Purchaser
("Agreement").

         Unless Otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.

         I, (name), (position) of (name of party) ("Vendor" or "Purchaser") hereby certify for and on behalf of _______________ that:

1.       the representations and warranties of _______________ contained in
         Article 4 of the Agreement were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof.

2. all obligations of _______________ contained in the Agreement to be performed prior to closing have been performed in all material respects.

3. this Certificate is made for and on behalf of _______________ and is binding upon it, and the deponent herein is not and will not incur any personal liability whatsoever with respect to it.


IN WITNESS WHEREOF, the undersigned has executed this Certificate the ___ day of ________, 200_.


                          [COMPANY NAME]


                          PER:
                              ----------------------------------------
                                          (name/title)

                                                            Page 2 of Schedule E

                              OFFICER'S CERTIFICATE


RE: Article 4 of the Agreement of Purchase and Sale dated ____________________ between ____________________, as Vendor and ______________________, as Purchaser
("Agreement").

         Unless Otherwise stated, the definitions provided for in the Agreement are adopted in this Certificate.

         I, (name), (position) of (name of party) ("Vendor" or "Purchaser") hereby certify for and on behalf of _______________ that:

1.       the representations and warranties of _______________ contained in
         Article 4 of the Agreement were true and correct in all material respects when made and are true and correct in all material respects as of the date hereof.

2. all obligations of _______________ contained in the Agreement to be performed prior to closing have been performed in all material respects.

3. this Certificate is made for and on behalf of _______________ and is binding upon it, and the deponent herein is not and will not incur any personal liability whatsoever with respect to it.


IN WITNESS WHEREOF, the undersigned has executed this Certificate the ___ day of ________, 200_.


                                       ------------------------


                                       Per:
                                            -------------------------------

                                            -------------------------------
                                            (print name and title)

                               AMENDING AGREEMENT
                             (PEMBINA/TOMAHAWK AREA)


         THIS AMENDING AGREEMENT made as of the 17th day of April, 2001.

BETWEEN:

                  EQUATORIAL ENERGY INC., a body corporate, having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Vendor")

                                     - and -

                  GEOCAN ENERGY INC., a body corporate, having an office and carrying on business in the City of Calgary, in the Province of Alberta ("Purchaser")


         WHEREAS Vendor and Purchaser are parties to an Agreement of Purchase and Sale (Pembina/Tomahawk Area) made as of the 1st day of March, 2001 (the "Agreement");

         AND WHEREAS Vendor and Purchaser have agreed to make the following amendments to the Agreement;

         NOW THEREFORE in consideration of the premises and mutual covenants and warranties in this Amending Agreement, the Parties covenant and agree as follows:

1. Except as otherwise stated in this Amending Agreement, words and phrases defined in the Agreement shall have the same meaning herein as in the Agreement.

2. Clause 2.2(a) of the Agreement is hereby amended by deleting therefrom "One Million and Nine Thousand Dollars ($1,009,000.00)" and by adding the following in its place:

                  "Eight Hundred and Ninety-Nine Thousand Dollars ($899,000.00)"

3. Clause 2.5 of the Agreement is hereby amended by deleting therefrom the following:

                  "        $   706,300.00
                           $   302,699.00
                           $         1.00

         TOTAL:            $ 1,009,000.00"
                           ==============

         and by adding the following in its place:

                  "        $   629,300.00
                           $   269,699.00
                           $         1.00

         TOTAL:            $   899,000.00"
                           ==============

4. Clause 3.2 of the Agreement is amended by adding thereto, after sub-clause (f) thereof, the following:

         "(g) Vendor shall have executed and delivered to and in favour of Purchaser a quit claim and release, substantially in the form of Schedule "F", and Vendor shall have paid to Purchaser, by way of certified cheque, the sum of Fifty-Five Thousand Dollars ($55,000.00) together with applicable GST thereon, in connection therewith."

5. Clause 3.3 of the Agreement is amended by adding thereto, after sub-clause (c) thereof, the following:

         "(d) Purchaser shall have executed and delivered to and in favour of Vendor a quit claim and release, substantially in the form of Schedule "F"

6. Schedule "A" to the Agreement is amended by deleting therefrom all references to Twp 53, Rge 8, W5M: Sections 4, 5 and 8.

7. Clause 1.2 of the Agreement is hereby amended by adding to the end thereof the following:

                  "Schedule "F" - Quit Claim and Release"
         and the Agreement is further amended by adding thereto as Schedule "F" the form of quit claim and release set forth in Schedule "A" to this Amending Agreement.

8. The amendments provided for herein shall be effective as of the 1st day of March, 2001.

9. In all other respects, the provisions of the Agreement are hereby confirmed.

         IN WITNESS WHEREOF the Parties have duly executed this Amending Agreement as of the date first above written.

                             EQUATORIAL ENERGY INC.

                             Per:
                                 ---------------------------------------------


                             GEOCAN ENERGY INC.


                             Per:
                                 ---------------------------------------------

                             Per:
                                 ---------------------------------------------

                                  SCHEDULE "A"

                                       TO

                          AMENDING AGREEMENT MADE AS OF
                           THE 17TH DAY OF APRIL, 2001

3                                 SCHEDULE "F"
      ATTACHED TO AN AGREEMENT OF PURCHASE AND SALE EFFECTIVE MARCH 1, 2001 BETWEEN EQUATORIAL ENERGY INC., AS VENDOR, AND GEOCAN ENERGY INC., AS PURCHASER



                             QUIT CLAIM AND RELEASE


         THIS AGREEMENT made as of the ____________ day of April, 2001.

BETWEEN:

                  GEOCAN ENERGY INC., a body corporate, having an office in the City of Calgary, in the Province of Alberta

                           (hereinafter referred to as the "Grantor")

                                     - and -

                  EQUATORIAL ENERGY INC., a body corporate, having an office in the City of Calgary, in the Province of Alberta

                           (hereinafter referred to as the "Grantee")


         WHEREAS Grantor holds an interest in the said lands and leases described and set forth on Schedule "A" attached hereto;

         AND WHEREAS the Grantor has agreed to release and quit claim unto the Grantee its said interest in the lands, agreements, documents of title and the wells and equipment appurtenant hereto, on the terms and conditions hereinafter set forth;

         NOW THEREFORE in consideration of the premises hereto, and the agreement hereinafter set forth and contained, the parties hereto agree as follows:

1.       (a)      "said interest" means the interest held by the Grantor which is set forth and described in Schedule "A" attached hereto.

         (b) "said lands" means the lands set forth and described in Schedule "A" attached hereto.

2.       CONVEYANCE

         The Grantor, in consideration of the sum of FIFTY-FIVE THOUSAND DOLLARS ($55,000.00) and other valuable consideration now paid by the Grantee to the Grantor (receipt of which is hereby acknowledged), does hereby assign, transfer, grant, release and quit claim unto the Grantee, without warranty of the title all of the Grantor's right, title, claim and demand whatsoever, both at law and in equity or otherwise howsoever, and whether in possession or expectancy of, in and to the said interest and the said lands and unto the use of the Grantee, and the Grantor hereby acknowledges that it has no further interest whatsoever therein and thereto.

3.       FURTHER ACTS

         The Grantor hereby covenants and agrees with the Grantee that it will do such further acts and execute all such further assurances as may be required to give effect to this Agreement.

4.       MUTUAL RELEASE

         Each of the Grantor and the Grantee hereby releases the other from and against any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs, penalties, fines and expenses arising directly or indirectly out of any matter of thing relating to the said interest and the said lands.

5.       MISCELLANEOUS

         The Schedule "A" attached hereto is incorporated herein by reference as fully as through contained in the body hereof. Whenever any term or condition, expressed or implied, of such Schedule "A" conflicts or is at variance with any term or condition of this Agreement, such term or condition of this Agreement shall prevail.

6.       EFFECTIVE DATE

         The effective date of this agreement shall be March 1, 2001.

         IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed under corporate seal by their respective officers as of the first day and year above written.

GEOCAN ENERGY INC.                        EQUATORIAL ENERGY INC.


Per:                                      Per:
    ------------------------------------      --------------------------------

Per:                                      Per:
    ------------------------------------      --------------------------------

THIS IS SCHEDULE "A" TO A QUIT CLAIM AND RELEASE DATED APRIL ________, 2001 BETWEEN GEOCAN


ENERGY INC. AND EQUATORIAL ENERGY INC.




  LEASES                    LANDS                    RIGHTS               INTEREST           ENCUMBRANCES
  ------                    -----                    ------               --------           ------------

Alberta Crown            38-07-W4M from          All P&NG from              18.75%           Alberta Crown
P&NG Lease No.           the base of Lsds        base of Viking to                           Royalty
0488110342               14, 15, 16 of           base of Mannville
                         Section 29              Group

Alberta Crown            38-07-W4M               All P&NG from              18.75%           Alberta Crown
P&NG Lease No.           S1/2and NW1/432         base of Viking to                           Royalty
0488110346                                       base of Mannville
                                                 Group
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